Exhibit 10.1

July 9, 2015

Paul Goetz

12 West End Ave

Westborough, MA 01581

Separation Notice and Agreement

Dear Paul:

This letter confirms the terms of your separation from employment with Brightcove Inc. (“Brightcove” or the “Company”). It also provides you with answers to certain questions you may have about your benefits. Finally, it also describes a proposed agreement between you, Paul Goetz (hereinafter, “you” or “Employee”), and the Company.

1.            Termination of Employment.

Subject to your agreement to the provisions of Section 4, your employment with the Company shall terminate effective July 31, 2015 (the “Separation Date”). You agree to perform your current job responsibilities in a professional, diligent and workmanlike manner through the Separation Date and you shall continue to receive your salary and all benefits for which you have enrolled through the Separation Date. From and after the Separation Date, you shall no longer be an employee of the Company, you shall have no authority to act for or on behalf of Brightcove and, except as described below, you shall not have any additional duties or responsibilities, provided that you agree to be generally available to respond to questions from the Company and/or for other transition-related items. Except as described in this letter, following the Separation Date, the Company shall not be required to pay you any further compensation, whether in the form of salary, bonus, commission, or otherwise. Except as set forth in this letter, you shall not be entitled to any benefits.

2.            Final Paycheck, Reimbursements, Sales Incentive Plan.

Upon your Separation Date, you will receive one check in the amount of $12,500, less applicable withholdings, representing payment of your salary through the Separation Date. The Company shall also reimburse you for any outstanding, reasonable business expenses that you have incurred on the Company’s behalf through the Separation Date, after the Company’s timely receipt of appropriate documentation pursuant to the Company’s business expense reimbursement policy. In addition, within thirty (30) days following your Sepration Date, you will receive a check representing payment for all amounts you have earned pursuant to the applicable terms of the Company’s Sales Incentive Plan for Q2 2015.

3.            Benefits.

You have the right to continue certain health insurance benefits under the Company’s group health plan at your own expense after the Separation Date under the law known as “COBRA.” You and/or your dependents are entitled to elect COBRA coverage (usually for up to 18 months or more) under your existing plan(s). We will send to you a package describing your rights under COBRA in more detail, which will include forms for you to complete to enroll in COBRA.

Paul Goetz

July 9, 2015

4.            Separation Payment.

This Section 4 proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to permit you to receive an additional payment in connection with your separation from the Company, and to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims. If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily. It is common in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. The specific terms of the release are set forth in Section 4(b). By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

(a)          Payment Amount. With the understandings set forth in this Section 4, you and the Company agree that, subject to, in consideration of and in exchange for the Company’s receipt of an executed and unrevoked copy of this Agreement, including specifically, among other things, the release contained in Section 4(b), the Company shall provide you with the following benefits:

(i) The Company shall continue to pay you your base salary at your final annual base salary rate of $300,000, less all legally required taxes and withholdings, for a six (6) month period beginning as of the Separation Date (the “Continuation Period”). To avoid any doubt, the last day of the salary Continuation Period shall be January 31, 2016;

(ii) The Company shall pay you, in a lump sum within thirty (30) days following the Separation Date, the amount of $10,341.13, less applicable withholdings, which reflects the equivalent of six (6) months of the Employer’s portion of COBRA payments grossed up;

(iii) For purposes of your Equity Agreements, you shall cease having a “Business Relationship” (as defined in the Equity Agreements) with the Company as of July 31, 2015. As set forth in your Equity Agreements, any stock options outstanding as of the Separation Date may be exercised, to the extent exercisable on the Separation Date, for a period of three months from the Separation Date or until the Expiration Date (as defined in the Equity Agreements), if earlier. For further clarification, the foregoing is for informaitonal purposes and is not intended to alter, amend or add to your rights under the Equity Agreements.

(b)          Release of Any Claims. In consideration for, among other terms, the payment by the Company described in Section 4(a), to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages, causes of action, and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, specifically including any claim under the Age Discrimination in Employment Act of 1967, as amended, or Chapter 151B of the Massachusetts General Laws, and also including, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;
•	of wrongful discharge;

Paul Goetz

July 9, 2015

•	of breach of contract;
•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);
•	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, and the Fair Labor Standards Act);
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, overtime pay, bonuses, incentive compensation, stock, stock options, restricted stock or other equity compensation, vacation pay, holiday pay or any other compensation or benefits under federal, state or local law (including, without limitation, the Massachusetts Wage Act, M.G.L. c. 149, § 148 et seq.) ; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that: (i) this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement; (ii) this release does not limit your right to file, cooperate with or participate in an age discrimination proceeding before a state or federal Fair Employment Practices Agency, provided that you waive any right to recover monetary benefits in such proceeding; and (iii) this release does not apply to any claim that may arise out of actions, inactions or transactions that occur subsequent to the date this Agreement is executed by both parties. You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement. You further represent that, upon receipt of the payments described in Section 2 above, you have been paid in full for any and all overtime pay, holiday pay, vacation pay, bonuses, commissions and any and all other wages, compensation and/or benefits due to you from the Releasees.

5.            Tax Treatment.

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.            Return of Property.

You confirm that you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

Paul Goetz

July 9, 2015

7.            Confidential Information.

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company.

8.            Confidentiality.

You agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your spouse, your attorney and your financial advisors, and to them only provided that they first agree, for the benefit of the Company, to keep Agreement-Related Information confidential. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

Notwithstanding any other provision of this Agreement to the contrary, the Employee may provide a copy of this Agreement to the Massachusetts Division of Unemployment Assistance (“DUA”), or may utilize a copy of this Agreement in any proceeding relating to a claim for benefits with the DUA.

9.            Nondisparagement.

(a) You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.

(b) The Company agrees not to make any disparaging statements concerning you and will not knowingly take actions which would reasonably be expected to adversely affect your reputation. Notwithstanding anything to the contrary herein, however, nothing shall limit the Company’s right to respond truthfully to questions asked of it or its executives.

10.          Outside Inquiries.

The Company agrees that any inquiry from any person as to the Employee’s status, position, and/or employment relationship or employment history with the Company shall be referred to the Company’s Vice President, Human Resources (“VP”) or General Counsel (“General Counsel”). The VP or General Counsel shall respond to such inquiry, other than inquiries seeking a job reference for the Employee, by informing the inquirer of the Employee’s dates of employment and the job titles held, and that Company policy precludes the provision of any further information to the inquirer. The VP or General Counsel shall make no other comments and shall provide no documents containing further information.

Paul Goetz

July 9, 2015

11.          Legal Representation.

This Agreement is a legally binding document and its signature will commit the parties to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

12.          Absence of Reliance.

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except as set forth in this Agreement.

13.          Enforceability.

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.          Waiver.

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.          Enforcement.

(a)          Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including, without limitation, any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, provided there is actual notice to the Employee of any such court action, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction.

(b)          Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in any section of this agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce any section of this Agreement, then you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s).

Paul Goetz

July 9, 2015

16.          Governing Law; Interpretation.

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

17.          Entire Agreement.

This Agreement, the Employee’s Nondisclosure and Developments Agreement dated as of March 3, 2010, and the Employee’s Equity Agreements as referenced in Appendix A, constitute the entire agreement between you and the Company with respect to the subject matter hereof and thereof and shall supersede any previous agreements or understandings between you and the Company. You specifically agree and acknowledge that your Employment Agreement, dated October 1, 2014, between you and the Company, is superseded hereby, terminated, and of no further force or effect, and that no further obligations thereunder are owed to you by the Company under or in conneciton with your Eemployment Agreement.

18.          Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

19.          Time for Consideration; Effective Date.

You understand that you have been given the opportunity, if so desired, to consider this Separation Notice and Agreement for up to twenty-one (21) days before deciding whether to sign it. If you signed this Separation Notice and Agreement before the expiration of that twenty-one (21) day period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Separation Notice and Agreement, you will retain the right to revoke this Agreement by written notice received by the undersigned before the expiration of such period, and you understand that this Separation Notice and Agreement shall not become effective or enforceable until the expiration of such revocation period (the “Effective Date”). If you violate any of the provisions of this Separation Notice and Agreement during the time that you are considering it or may revoke it, this offer will be null and void.

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Paul Goetz

July 9, 2015

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter.

Very truly yours,

BRIGHTCOVE INC.

By:	/s/ Kevin Rhodes
Name:	Kevin Rhodes

Date:	7/10/15

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

By:	/s/ Paul Goetz
Name:	Paul Goetz

Date:	7/10/15

Paul Goetz

July 9, 2015

Exhibit A

•	Incentive Stock Option Agreement dated May 14, 2010
•	Non-Qualified Stock Option Agreement dated May 8, 2012
•	Incentive Stock Option Agreement dated May 8, 2012
•	Restricted Stock Unit Agreement dated May 8, 2012
•	Restricted Stock Unit Agreement dated November 16, 2012
•	Restricted Stock Unit Agreement dated February 5, 2013
•	Incentive Stock Option Agreement dated February 4, 2014
•	Restricted Stock Unit Agreement dated July 29, 2014